KALAMALKA PROPERTY AGREEMENT

ADDENDUM

dated for reference the 27th day of October,  2007.

BETWEEN:  Bearclaw Capital Corp., (hereafter “Bearclaw”) a corporation incorporated under the laws of British Columbia and having a place of business at 6150 Glendalough Place, Vancouver, BC, V6N 1S6

AND:

Peak Resources Inc., (hereafter “Peak”) a corporation incorporated under the laws of Nevada and having a business office at 2103 Tyrone Place, Penticton, BC, V2A 8Z2

WHEREAS Bearclaw and Peak entered into a property acquisition agreement dated September 18th, 2006 and within the property acquisition agreement there was set out an exploration expenditures schedule required of Peak, specifically to expend $30,000 on exploration related to the Kalamalka Property by September 30, 2007 AND Bearclaw and Peak agree that the timing for the execution of this requirement was not viable due to scheduling issues, both Peak and Bearclaw agree to the following. Furthermore Peak agrees to pay the costs and register the rights to extend the mineral claims with the BC government until November 17, 2008.

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The requirement to expend a total of $30,000 in exploration budget shall be extended to September 30, 2008 for consideration of $5,000 CDN payable to Bearclaw Capital Corp.

IN WITNESS WHEREOF the parties have executed this Amendment to the original Agreement as of the date first above written.

By the Company:

/s/ Larry Olson	/s/ Chris de Saint-Rome

Authorized Signatory:	Authorized Signatory

Name: Larry Olson	Name: Chris de Saint-Rome

Peak Resources Inc.	Bearclaw Capital Corp.

Date: October 27, 2007	Date: October 27, 2007

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